EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149279, 333-155889, 333-170563, 333-187369, and 333-217654 on Form S-8, and Registration Statement Nos. 333-119090, and 333-259840 on Form S-3 of our reports dated March 5, 2024, relating to the financial statements of Allient Inc. (formerly Allied Motion Technologies Inc.) and the effectiveness of Allient Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 5, 2024